August 15, 2019

Mr. John North

Dear John:

Reference is made to your offer letter dated February 6, 2019 (the “Offer Letter”) pursuant to which you are employed by Avis Budget Car Rental, LLC (“ABCR”), a subsidiary of Avis Budget Group, Inc. (“ABG,” and together with ABCR, the “Company”).

This letter is to confirm that if your employment is terminated by the Company other than: (i) for “Cause" (as defined below); (ii) in connection with your disability which prevents you or is reasonably expected to prevent you from performing services for the Company for a period of 12 months (your "Disability"); or (iii) your death, you will receive (1) a lump-sum severance payment within 15 days following the Release Date (as defined below) equal to 200% of the sum of your base salary plus your target annual incentive, and (2) perquisites to include continued access to company car usage and financial planning in accordance with the terms of the respective program documents.

The provision of all payments and benefits under this letter is subject to, and contingent upon, your executing within forty-five days following your termination of employment and failing to revoke a separation agreement with the Company (the date on which the release is no longer revocable, the "Release Date"), in such form determined by the Company, which requires you, in part, to release all actual and purported claims against the Company and its affiliates and which also requires you to agree to: (i) protect and not disclose all confidential and proprietary information of the Company; (ii) not compete, directly or indirectly, against the Company for a period of two years after your employment separation; and (iii) not solicit any employees, consultants, agents or customers of the Company during and for two years after your employment separation.

In addition, if your employment is terminated by the Company other than for “Cause," and other than as a result of your Disability, death or resignation, your then outstanding unvested stock-based awards granted by the Company and scheduled to vest within two years following your separation of employment will become vested effective as of the date of termination, subject to the satisfaction of the release execution requirement set forth in the preceding paragraph of this letter; provided that, any awards that vest based on the achievement of specified objective performance goals shall not vest as of the date of termination, but instead, shall remain outstanding and become vested or be forfeited at such time(s) as provided in accordance with the terms and conditions of the applicable award agreement based on actual achievement of the performance goals. If you experience a termination of employment from the Company due to your Disability or death, your then outstanding unvested stock-based awards granted by the Company will become fully vested effective as of the date of termination, subject to the satisfaction of the release execution requirement set forth in the preceding paragraph of this letter.

"Termination for Cause" shall mean: (i) your willful failure to substantially perform your duties as an employee of the Company or any subsidiary (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any subsidiary; or (iii) conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal).

The payments and benefits described in this letter are intended to comply with Section 409A and, accordingly, to the maximum extent permitted, the terms of this letter shall be interpreted and administered to be in compliance with Section 409A of the Internal Revenue. Each amount to be paid or benefit to be provided in this letter shall be construed as a separate identified payment for purposes of Section 409A. Any payments described in this Agreement that are paid pursuant to a "separation pay plan" as described in Treas. Reg. 1.409A-1(b)(9)(iii) or that are due within the "short term deferral period" as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this letter (or any other plan or agreement of the Company proving you with payments or benefits upon your separation from service) during the six-month period immediately following your separation from service shall instead be paid or provided on the first business day after the date that is six months following your separation date (or death, if earlier).

The payments and benefits described in this letter are in lieu of and supersede any other severance benefits otherwise payable to you under any other agreement or severance plan of the Company or its affiliates.

During your employment with the Company, you agree that:

1.
You will not engage in any activity that competes with or adversely affects the Company or any of its subsidiaries, nor will you begin to organize or develop any competing entity (or assist anyone else in doing so).

2.
You will not disclose at any time (except for business purposes on behalf of the Company or any of its subsidiaries and in accordance with corporate policy) any confidential or proprietary material of the Company or any of its subsidiaries, which material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information, and the Company’s policies and procedures.

3.
All documents (paper or electronic) and other information related in any way to the Company or any of its subsidiaries shall be the property of the respective applicable entity, and will be returned to the applicable entity upon the end of your employment with the Company.

You agree that the terms of this letter shall be governed by New Jersey law, shall be resolved in a New Jersey Court or in federal Court located in New Jersey, and that the terms of this letter may be enforced by the Company or its successors or assigns.

Per the Company’s standard policies, this letter is not intended, nor should it be considered, to be an employment contract for a definite or indefinite period of time. As you know, employment with the Company is at will, and either you or the Company may terminate your employment at any time, with or without cause.

Regards,

/s/ Ned Linnen

Ned Linnen
Chief Human Resources Officer
Avis Budget Car Rental, LLC

Understood and accepted:
/s/ John North

John North
Date: August 23, 2019

cc:     J. Sera/J. Wooten/ K. Richards / Employee File

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